UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2016

SORRENTO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36150	33-0344842
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9380 Judicial Drive

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 210-3700

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2016, Sorrento Therapeutics, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with the Chan Soon-Shiong Family Foundation (“Foundation”) and Cambridge Equities, LP (“Cambridge”). As of the date of the Letter Agreement, the Company held 5,618,326 shares (the “NantKwest Shares”) of common stock of NantKwest, Inc., Foundation held 7,878,098 shares (the “Sorrento Shares”) of common stock of the Company (“Common Stock”), and Cambridge held a warrant to purchase 1,724,138 shares of Common Stock (the “Cambridge Warrant”). Pursuant to the terms of the Letter Agreement, among other things, (a) the Company agreed to sell to Foundation, and Foundation agreed to purchase from the Company, the NantKwest Shares, (b) Foundation agreed to sell to the Company, and the Company agreed to purchase from Foundation, the Sorrento Shares, (c) Cambridge agreed to forfeit its right to purchase 500,000 shares of Common Stock issuable pursuant the Cambridge Warrant so that, following the closing of the transactions contemplated by the Letter Agreement (the “Closing”), the Cambridge Warrant will be exercisable for up to 1,224,138 shares of Common Stock (the “Amended Cambridge Warrant”), and (d) the Company agreed to pay to Foundation an aggregate of approximately $15.64 million. The Closing is expected to occur on or before July 8, 2016.

The foregoing summary of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement that will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SORRENTO THERAPEUTICS, INC.

Date: July 1, 2016	By:	/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: President and Chief Executive Officer